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                                                                 EXHIBIT (a)(18)



This announcement is neither an offer to purchase nor a solicitation of an offer to all securities. The Offer (as defined below) is made in the United States solely by the Offer To Purchase, dated February 6, 1999, and related Letter of Transmittal and related Form of Acceptance and is not being made to, nor will acceptances be accepted from or on behalf of holders of LucasVarity Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offer is not being made directly or indirectly into Canada, Australia or Japan. Accordingly, the Offer To Purchase, the Letter of Transmittal, the Form of Acceptances and related materials should not be forwarded or transmitted in or into Canada, Australia or Japan. In those United States jurisdictions whose securities laws require the Offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of the Offeror by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of those jurisdictions.

NOTICE IN CONNECTION WITH RECOMMENDED CASH OFFER FOR
ALL OUTSTANDING ORDINARY SHARES AND
AMERICAN DEPOSITARY SHARES EVIDENCED BY
AMERICAN DEPOSITARY RECEIPTS OF

LUCASVARITY PLC

BY

MORGAN GUARANTY TRUST
COMPANY OF NEW YORK, LONDON BRANCH
ON BEHALF OF

TRW AUTOMOTIVE UK
A WHOLLY OWNED SUBSIDIARY OF

TRW INC.



Morgan Guaranty Trust Company of New York, London Branch, acting in the United States through J.P. Morgan Securities Inc., on behalf of TRW Automotive UK ("Offeror"), an indirect wholly owned subsidiary of TRW Inc., is offering to purchase, on the terms and subject to the conditions set forth in the Offer To Purchase dated February 6, 1999 (the "Offer To Purchase"), the related Letter of Transmittal and the related Form of Acceptance (which, as amended or supplemented from time to time, together constitute the "Offer"), (i) all outstanding ordinary shares of 25 pence each (the "LucasVarity Shares") of LucasVarity plc ("LucasVarity") for 288 pence per LucasVarity Share in cash and
(ii) all outstanding American Depositary Shares of LucasVarity, each representing ten LucasVarity Shares ("ADSs") and evidenced by American Depositary Receipts ("ADRs"), for pound sterling 28.80 per ADS, net to the seller in cash without interest thereon. LucasVarity Shares and ADSs evidenced by ADRs are referred to collectively as "LucasVarity Securities".

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THE INITIAL OFFER PERIOD, AS CURRENTLY EXTENDED, WILL EXPIRE AT 10:00 P.M.
(LONDON TIME), 5:00 P.M. (NEW YORK CITY TIME), ON MARCH 25, 1999, UNLESS FURTHER EXTENDED (THE "INITIAL OFFER PERIOD"). THE OFFER MAY BE DECLARED WHOLLY UNCONDITIONAL WHEN ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED
OR, WHERE PERMITTED, WAIVED. IN THE EVENT THE OFFER BECOMES OR IS DECLARED
WHOLLY UNCONDITIONAL, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD
OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF LUCASVARITY SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, AS CURRENTLY EXTENDED, INCLUDING ANY FURTHER EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.
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The Directors of the Offeror accept responsibility for the information contained in this advertisement save for that relating to LucasVarity and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this advertisement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Offer is conditional on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Initial Offer Period in respect of not less than 90 percent in nominal value of LucasVarity Securities to which the Offer relates (or such lower percentage as the Offeror may decide), provided that such condition (the "Acceptance Condition") will not be satisfied unless the Offeror and/or its wholly owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, LucasVarity Securities carrying in the aggregate more than 50 percent of the voting rights normally exercisable at general meetings of LucasVarity Securityholders.

THE OFFEROR HEREBY GIVES NOTICE THAT IT RESERVES THE RIGHT TO REDUCE THE PERCENTAGE OF LUCASVARITY SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION TO SUCH LOWER PERCENTAGE AS IT MAY DECIDE OF LUCASVARITY SECURITIES PROVIDED SUCH SECURITIES CARRY IN THE AGGREGATE MORE THAN 50 PERCENT OF THE VOTING RIGHTS THEN NORMALLY EXERCISABLE AT GENERAL MEETINGS OF LUCASVARITY SECURITYHOLDERS. ANY SUCH REDUCTION OF THE PERCENTAGE OF LUCASVARITY SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION WOULD NOT BE EFFECTED BEFORE MARCH 19, 1999. ALTHOUGH SUCH REDUCTION IN THE PERCENTAGE OF LUCASVARITY SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION IS POSSIBLE ON OR AFTER SUCH DATE, THE OFFEROR NEED NOT DECLARE ITS ACTUAL INTENTIONS UNTIL IT IS REQUIRED TO DO SO UNDER THE CITY CODE ON TAKEOVERS AND MERGERS.

THERE MAY BE NO FURTHER ANNOUNCEMENT CONCERNING OFFEROR'S RIGHT TO REDUCE THE PERCENTAGE OF LUCASVARITY SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION. ANY SUCH REDUCTION IN THE PERCENTAGE OF LUCASVARITY SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION, ONCE ALL OTHER CONDITIONS TO THE OFFER HAVE BEEN FULFILLED, SATISFIED OR, WHERE PERMITTED, WAIVED, COULD RESULT IN THE OFFER BEING DECLARED WHOLLY UNCONDITIONAL AND THE CONSEQUENT TERMINATION OF WITHDRAWAL RIGHTS. ACCORDINGLY, LUCASVARITY SECURITYHOLDERS WHOSE WILLINGNESS TO TENDER INTO THE OFFER WOULD BE AFFECTED BY A REDUCTION IN THE ACCEPTANCE CONDITION TO A LEVEL LOWER THAN 90 PERCENT SHOULD EITHER NOT ACCEPT THE OFFER UNTIL 90 PERCENT IS OBTAINED OR WITHDRAW THEIR ACCEPTANCES IMMEDIATELY.

Requests for assistance or copies of the Offer To Purchase, the Letter of Transmittal, the Form of Acceptance and all other related materials may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of LucasVarity Securities pursuant to the Offer.

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The U.S. Dealer Manager for the Offer is:         The Information Agent for the Offer is:
J.P. MORGAN SECURITIES INC.                       [LOGO]
60 Wall Street                                    Wall Street Plaza
New York, New York 10260                          New York, New York 10005
877.576.2040 (Toll Free)                          Banks and Brokers call collect: 212.440.9800
                                                  All others call toll free: 800.223.2064

March 12, 1999
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